EXHIBIT 99.1

Inergy Holdings, L.P. Revises its Application of Staff Accounting Bulletin No. 51

Kansas City, MO (May 19, 2006) – Inergy Holdings, L.P. (NASDAQ:NRGP) today announced that it has determined that it will defer the previously-recorded, non-cash gains on the limited partnership units of Inergy, L.P. it owns in its audited financial statements for the fiscal years ended September 30, 2003, 2004, and 2005, as well as the unaudited interim financial statements for the three months ended December 31, 2005, and the six months ended March 31, 2006, based upon the application of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 51 (“SAB 51”), “Accounting for Sales of Stock by a Subsidiary.” The previously-recognized, non-cash gains were recorded after consultation with the independent accountants of Inergy Holdings, L.P. and amounted to $5.2 million, $10.4 million and $24.8 million in fiscal years 2003, 2004, and 2005, respectively and $1.0 million and $1.0 million in the three months ended December 31, 2005, and six months ended March 31, 2006, respectively. Today, Inergy Holdings, L.P. filed its amended annual report on Form 10-K for the fiscal year ended September 30, 2005, and its amended quarterly reports on Form 10-Q for the quarters ended December 31, 2005, and March 31, 2006, to appropriately reflect these changes. The changes have no prior, current, or future impact on cash available for distributions to its unitholders.

SAB 51 permits a parent company to recognize a gain and adjust the carrying value of its ownership of a subsidiary when the subsidiary sells additional equity interests in a public or private offering, in certain circumstances. However, in light of clarification provided in a speech by SEC staff, gain recognition under SAB 51 does not apply when the subsidiary is a partnership that sells a class of equity interests that has distribution rights over any other class of equity interests. Accordingly, Inergy Holdings will reflect the proceeds from issuance of Inergy, L. P. common units as a minority interest in its financial statements; and any gain that may be recognized will be recorded at such time as all Inergy, L. P. subordinated and special units have converted to common units.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the expectation that the previously-recognized, non-cash gains pursuant to SAB 51 will be recognized in the future. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, our ability to generate available cash for distribution to unitholders, and the costs and effects of legal and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy Holdings’ annual report on Form 10-K and other reports that are available from the SEC.

Corporate news, unit prices and additional information about Inergy Holdings, L.P., including reports from the SEC, are available on the company’s Web site, www.InergyPropane.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.